                                                                    EXHIBIT 99.3

                          INFORMATION CIRCULAR SUMMARY

     This summary highlights basic information about us. You should read this entire information circular carefully, including the "Risk Factors" included elsewhere in this filing, our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2000 and the notes to those financial statements. As used in this information circular, unless the context otherwise requires, the terms "Matria", "we", "our" and "us" refer to Matria Healthcare, Inc. and its consolidated subsidiaries.

                                  THE COMPANY

     We are a leading comprehensive, integrated disease management company offering our services to patients, physicians, health plans and employers. Disease management encompasses a broad range of services aimed at controlling healthcare costs through proactive management of care for individuals with high-cost or chronic diseases and conditions. Our strategy is to focus on providing effective cost-saving solutions for four of the most costly chronic diseases and medical conditions in the nation: diabetes, pregnancy and select respiratory and cardiovascular diseases. Our disease management services seek to lower healthcare costs and improve patient outcomes through a broad range of disease management, fulfillment and telemedicine services. We have over 1,000 contracts with managed care organizations and self-insured employers for the provision of our services for which we are generally compensated on a fee-for-service basis. In 2001, we are enjoying what we believe to be a favorable customer mix in that only 26% of our revenues are derived from governmental sources and no single commercial customer represents more than 10% of our revenues. Our common stock is traded on the Nasdaq National Market under the symbol "MATR." For the 12 months ended March 31, 2001, we had revenues of $233.4 million and EBITDA of $39.6 million.

                               INDUSTRY OVERVIEW

     The Health Care Financing Administration ("HCFA") estimates that healthcare expenditures in the United States represent approximately 13% ($1.3 trillion) of the gross domestic product. By 2008, HCFA projects the nation's healthcare spending will rise to approximately $2.3 trillion. A disproportionate percentage of these costs are related to a small number of chronic diseases and medical conditions, with industry analysts estimating that roughly $500 billion is spent annually in the United States on chronic diseases. According to the National Institute of Diabetes and Digestive and Kidney Disease, diabetes, one of the fastest growing chronic diseases in the nation, accounts for approximately 14% of total healthcare expenditures. Left untreated, diabetes leads to other costly medical complications, such as blindness, kidney disease and cardiovascular disease. According to the American Heart Association, cardiovascular disease and respiratory disease account for approximately 30% and 8%, respectively, of national healthcare expenditures. While published figures quantifying the total dollar amount spent on pregnancy vary, the National Center for Health Statistics reported an increased rate of preterm births from 1988 to approximately 12% in 1998. Industry analysts estimate that costs for complicated births range from $20,000 to $400,000 per baby compared to about $6,400 for an uncomplicated delivery. The disease management industry has emerged in response to this environment of increasing healthcare costs.

     In addition to the desire for health plans and employers to reduce costs, what we believe to be favorable demographic trends are also positively influencing the demand for disease management services. For example, based on United States Census Bureau projections, one of the fastest growing segments of the nation's population is the over 65 age group. This group is expected to increase by approximately 12% to 39.3 million persons by 2010. This group currently has the largest incidence of diabetes in the United States, with an 18% prevalence rate, versus an 8% prevalence rate for adults above the age of 20.

                                 OUR OPERATIONS

     Our disease management services emphasize a multidisciplinary approach to care that involves our customer service representatives, nurses and clinicians coordinating with physicians to oversee adherence to treatment plans. Our services focus on the patient's behavior between visits to the physician and seek to improve the patient's compliance with the physician's care plan. Our disease management programs encourage routine check-ups and the use of patient self-management tools in order to manage costs more effectively and proactively treat high cost or chronic diseases and medical conditions. We utilize our call center infrastructure, national network of skilled clinicians, supply distribution channels and information systems to serve this critical period of patient care. We believe managing patients during this period can reduce costly events, such as emergency room visits and hospitalizations, but more importantly, can improve the patient's health outcome, reduce sick days and increase productivity. With our coordinated disease management programs, we believe we are especially well positioned to provide employers and other payors with solutions for these problems. In addition, TRAX(TM), our proprietary patient management and clinical record system, enables us to leverage our disease management programs with our telemedicine and fulfillment services.

     Our operations focus on two principal business segments:

     - Our women's health segment offers a wide range of specialized disease management and telemedicine services designed to assist physicians and payors in the cost-effective management of maternity patients, including risk assessment, patient education and compliance management, physiological data monitoring, outcomes reporting and other clinical services prescribed by physicians.

     - Our diabetes disease management and fulfillment segment provides disease management services to payors and employees and sells glucose testing supplies, insulin, insulin pumps, syringes and other prescription and non-prescription drugs to patients with diabetes in the United States and in Germany. Additionally, we are a leading supplier of microsampling products (which are used to obtain and test small samples of blood) to major medical device manufacturers across the world.

     We also provide respiratory disease management programs and are planning to enter select portions of the cardiovascular disease management market this year.

     As described in the following chart, we generally offer our customers three main services: disease management programs, telemedicine and fulfillment.

                                 DISEASE STATES

                       DIABETES               WOMEN'S HEALTH     RESPIRATORY            CARDIOVASCULAR
---------------------------------------------------------------------------------------------------------
DISEASE                - Diabetes           - MaternaLink(R)     - Asthma             - Congestive Heart
MANAGEMENT               Management                              - Chronic              Failure*
PROGRAMS                 Solutions                                 Obstructive        - Coronary Artery
                                                                   Pulmonary Disease    Disease*
---------------------------------------------------------------------------------------------------------
TELEMEDICINE                                - Preterm Labor
                                              Management
                                            - Hypertension
                                            - Gestational
                                              Diabetes
                                            - Nausea and
                                              Vomiting
                                            - Coagulation
                                              Disorders
---------------------------------------------------------------------------------------------------------
FULFILLMENT            - Diagnostic         - Nutriceuticals     - Supplies*
                         Supplies
                       - Pharmaceuticals
                       - Microsampling
                         products
---------------------------------------------------------------------------------------------------------

* In development

Disease Management

     Our disease management programs are focused on reducing healthcare costs, while at the same time improving health outcomes. Our services include risk assessment, patient education, compliance management, clinical interventions and outcomes reporting. We currently offer disease management programs for pregnancy, diabetes, asthma and chronic obstructive pulmonary disease. We intend to introduce congestive heart failure and coronary artery disease management programs later in 2001 as part of our strategy to be a full service provider to payors and employers.

Telemedicine

     Our telemedicine services assist physicians and payors in the cost-effective management of preterm labor, pregnancy-induced hypertension, gestational diabetes, nausea and vomiting in pregnancy and coagulation disorders. Our patients transmit physiological data telephonically to our patient monitoring centers. Specialized obstetrical nurses review and assess patient data, provide patient education and, in conjunction with the patient's physician, recommend acuity-based clinical interventions. Our women's health division currently has 41 sites of service throughout the United States, 14 of which are patient monitoring centers.

Fulfillment

     We sell a full line of diabetes supplies in the United States and Germany. These products, which include insulin, glucose meters, test strips, syringes and microsampling products, are primarily sold on a mail order basis. Additionally, we are a leading designer, developer, and manufacturer of microsampling products, which we sell on a wholesale basis to medical device manufacturers.

                             COMPETITIVE STRENGTHS

     We believe the following are our key competitive strengths:

Market Leadership

     We believe that we are a leader in the nation's disease management market. By providing a broad range of services across multiple high-cost disease states and conditions, we believe we represent a compelling value proposition to our payor and employer customers. We believe our market position enhances our ability to:

     - provide a consistent level of high quality services on a nationwide basis;

     - generate economies of scale; and

     - market our disease management programs to employers and managed care customers.

Established Customer Relationships

     We have established relationships with numerous payors, employers, medical device manufacturers and physicians. We have over 1,000 contracts with managed care organizations and self-insured employers and generate annual referrals from over 10,000 physicians. A significant portion of our diabetes disease management and fulfillment business caters to patients who, by the nature of their chronic disease, remain clients for multiple years.

Commitment to Customer Service

     We conduct customer satisfaction surveys to ensure that we meet high levels of performance. Our annual surveys focus on a number of important issues related to clinical expertise, customer service, and communication. In addition, we use the results of our surveys to identify ways to optimize the services we provide as well as assess new opportunities. Our recent surveys indicate that over 95% of respondents were satisfied with our services and 98% of such respondents would recommend Matria to others. Reflecting our strong customer satisfaction, in 2001 we were selected as Black & Decker's "Vendor of the Year".

Strong Sales Network

     We maintain a sales force of more than 170 sales representatives throughout our business lines. Our sales force consists of:

     - 81 persons offering telemedicine services by calling on physicians who generate referrals;

     - 67 persons marketing fulfillment services to referral sources and medical device manufacturers; and

     - 23 persons responsible for sales of our programs to managed care organizations and employers.

Broad Range of Services

     We offer comprehensive disease management services and focus on four of the most costly chronic diseases and medical conditions in the nation: diabetes, pregnancy and select respiratory and cardiovascular diseases. We intend to provide health plans and other payors with a full service provider for their disease management programs. We believe the combination of our complementary service offerings allows us to meet our customers' needs for disease management programs and provides us with multiple revenue streams from our customer base.

Proprietary TRAX(TM) System

     To support our disease management programs, we have developed the TRAX system. We believe the TRAX system provides Matria with a unique advantage in addressing the needs of the growing disease management market. Through a web-based open architecture, TRAX allows us to connect with patients, care coordinators, health plans and providers to facilitate the assessment of a patient using claims data, past medical history, laboratory, diagnostic and monitoring data and health risk assessments. TRAX(TM) allows our case managers to identify at-risk health plan members with diabetes, respiratory disorders or an associated co-morbidity, such as congestive heart failure. TRAX is able to manage large populations and integrate large data sets across multiple disease states. Additional diseases and conditions can also be added to TRAX to manage co-morbidities associated with chronic diseases.

Experienced Management Team

     Our management team has extensive experience in the health care industry. Chairman, President and Chief Executive Officer Parker H. ("Pete") Petit and Executive Vice President and Chief Operating Officer Jeffrey D. Koepsell have over 31 and 29 years of health care experience, respectively. Our senior management team has over 150 years of combined healthcare experience and has completed more than 20 acquisitions and divestitures over the last 20 years. In addition to our senior leadership, we have assembled seasoned and professional management in our operating units.

                               BUSINESS STRATEGY

     Going forward, our business strategy is to enhance our market position by focusing our disease management services on four of the most costly chronic diseases and medical conditions in the nation: diabetes, pregnancy and select respiratory and cardiovascular diseases. In our disease management programs, we intend to continue to leverage our technology and customer service platforms to be a full service provider for employers and managed care customers. In the telemedicine area, we intend to capitalize on existing relationships with select OB-GYN physicians and develop and acquire new products and services. In our fulfillment business, we intend to expand our services and technology base. By following our business strategy, we expect to continue to grow in the disease management market.

                              RECENT DEVELOPMENTS

     In May of 2001, we entered into an agreement to repurchase the Series A convertible preferred stock, Series B redeemable preferred stock, warrants to purchase common stock and subordinated notes issued in connection with an acquisition in 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data should be read in conjunction with our historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this filing.

     The summary consolidated financial data as of and for each of the years ended December 31, 1996, 1997, 1998, 1999 and 2000 set forth below have been derived from our audited consolidated financial statements. The summary consolidated financial data as of and for the three months ended March 31, 2001 and 2000 and the twelve months ended March 31, 2001 set forth below have been derived from our unaudited consolidated condensed financial statements. In the opinion of management, the unaudited consolidated condensed financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                  THREE MONTHS        TWELVE
                                                                                                      ENDED           MONTHS
                                                     YEAR ENDED DECEMBER 31,                        MARCH 31,          ENDED
                                     --------------------------------------------------------   -----------------    MARCH 31,
                                       1996        1997         1998        1999       2000      2000      2001        2001
                                     ---------   ---------   ----------   --------   --------   -------   -------   -----------
                                                          (In thousands)                           (Unaudited)      (Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues...........................  $ 130,806   $ 144,533   $  128,572   $231,739   $225,767   $53,746   $61,368    $233,389
Cost of revenues...................     55,911      57,610       51,278    118,305    116,179    27,911    33,450     121,718
Selling and administrative
  expenses(1)......................     66,775      65,020       60,613     73,653     68,468    15,898    17,836      70,406
Provision for doubtful accounts....      7,591       6,599        6,342      7,193      7,043     1,667     1,778       7,154
Amortization of intangible
  accounts.........................     30,083      36,604       27,700      9,439      9,803     2,446     2,457       9,814
Restructuring charges(2)...........     22,525          --           --      4,241      1,599        --        --       1,599
Asset impairment charges(2)........         --          --       82,885         --         --        --        --          --
                                     ---------   ---------   ----------   --------   --------   -------   -------    --------
  Operating earnings (loss) from
    continuing operations..........    (52,079)    (21,300)    (100,246)    18,908     22,675     5,824     5,847      22,698
Interest income....................      1,177         794          475        474        444        91       102         455
Interest expense...................       (353)       (311)      (1,083)    (8,185)    (8,600)   (2,267)   (1,809)     (8,142)
Other income (expense), net........        134         (85)         448     16,169      8,275     5,057      (759)      2,459
                                     ---------   ---------   ----------   --------   --------   -------   -------    --------
  Earnings (loss) from continuing
    operations before income
    taxes..........................    (51,121)    (20,902)    (100,406)    27,366     22,794     8,705     3,381      17,470
Income tax benefit (expense).......         --          --           --      4,000     (9,100)   (3,379)   (1,350)     (7,071)
                                     ---------   ---------   ----------   --------   --------   -------   -------    --------
  Earnings (loss) from continuing
    operations.....................    (51,121)    (20,902)    (100,406)    31,366     13,694     5,326     2,031      10,399
Earnings (loss) from discontinued
  operations, net of income
  taxes............................         --          --       (1,136)     2,640         --       430        --        (430)
                                     ---------   ---------   ----------   --------   --------   -------   -------    --------
  Net earnings (loss)..............    (51,121)    (20,902)    (101,542)    34,006     13,694     5,756     2,031       9,969
Redeemable preferred stock
  dividends........................         --          --           --     (3,049)    (3,200)     (800)     (800)     (3,200)
Accretion of Series B redeemable
  preferred stock..................         --          --           --       (420)      (441)     (109)     (109)       (441)
                                     ---------   ---------   ----------   --------   --------   -------   -------    --------
  Net earnings (loss) available to
    common shareholders............  $ (51,121)  $ (20,902)  $ (101,542)  $ 30,537   $ 10,053   $ 4,847   $ 1,122    $  6,328
                                     =========   =========   ==========   ========   ========   =======   =======    ========

                                                                                                  THREE MONTHS        TWELVE
                                                                                                      ENDED           MONTHS
                                                       YEAR ENDED DECEMBER 31,                      MARCH 31,          ENDED
                                         ----------------------------------------------------   -----------------    MARCH 31,
                                           1996       1997       1998       1999       2000      2000      2001        2001
                                         --------   --------   --------   --------   --------   -------   -------   -----------
                                                            (In thousands)                         (Unaudited)      (Unaudited)
OTHER OPERATING DATA:
  EBITDA(3)............................  $  5,498   $ 20,612   $ 15,692   $ 36,457   $ 39,486   $ 9,348   $ 9,502    $ 39,640
  Capital expenditures from continuing
    operations.........................     3,868      2,529      3,941      5,128      7,395       810     1,981       8,566
  Segment revenues
    Women's Health.....................   122,261    128,489    115,147    109,986    109,716    26,489    25,529     108,756
    Diabetes Supplies and Services.....        --         --         39    110,529    114,694    27,008    35,364     123,050
    Other segments(4)..................     8,545     16,044     20,029     11,224      1,357       249       475       1,583

                                                                                             THREE MONTHS        TWELVE
                                                                                                 ENDED           MONTHS
                                                  YEAR ENDED DECEMBER 31,                      MARCH 31,          ENDED
                                    ----------------------------------------------------   -----------------    MARCH 31,
                                      1996       1997       1998       1999       2000      2000      2001        2001
                                    --------   --------   --------   --------   --------   -------   -------   -----------
                                                                                              (Unaudited)      (Unaudited)
SELECTED RATIOS:
  Ratio of earnings to fixed
    charges(5)....................     (23.5)      (7.9)     (29.9)       3.6        3.1       4.1       2.5         2.7
  Ratio of EBITDA to interest ex-
    pense.........................      15.6       66.3       14.5        4.5        4.6       4.1       5.3         4.9
  Ratio of total debt to
    EBITDA(6).....................       0.9        0.1        1.2        2.8        2.2       2.4       1.9         1.8
  Ratio of total debt to total
    capitalization(6).............       2.8%       1.7%      27.7%      42.0%      38.8%     39.1%     34.0%       34.0%

                                                      DECEMBER 31,                            MARCH 31, 2001
                                   ---------------------------------------------------   -------------------------
                                     1996       1997      1998       1999       2000      ACTUAL    AS ADJUSTED(7)
                                   --------   --------   -------   --------   --------   --------   --------------
                                                     (In thousands)                             (Unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents........  $  6,930   $  9,086   $ 9,109   $  9,548   $  3,915   $  1,535      $ 13,565
Working capital..................    22,025     41,152    36,341     58,404     51,603     40,157        59,777
Total assets.....................   223,188    191,132    97,034    285,713    268,293    248,661       266,091
Long-term debt (including current
  portion).......................     5,020      2,596    19,103    101,452     88,811     72,335       136,816
Shareholders' equity.............   173,178    153,169    49,881     99,244     98,850     98,961        95,516

------------
    (1) Includes $1,228,000 of executive severance expense in 2000.

    (2) See Notes to Consolidated Financial Statements included herein.

    (3) EBITDA is defined as earnings (loss) from continuing operations before depreciation and amortization, net interest expense, and nonrecurring items (including restructuring charges, asset impairment charges, executive severance expenses, earnings (loss) from our divested infertility practice management services business ($789,000 in 1996, $(32,000) in 1997, $761,000 in 1998 and $(679,000) in 1999), and other income, net). EBITDA is commonly used as an analytical indicator within the healthcare industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

    (4) Other segments include respiratory disease management, clinical records software and services (a business we exited in the second quarter of 2000) and infertility practice management services (portions of which were sold during the third and fourth quarters of 1999).

    (5) The ratio of earnings to fixed charges was calculated by dividing (i) earnings (loss) from continuing operations before income taxes plus fixed charges by (ii) fixed charges, which consist of interest expense and the portion of rental expense under operating leases estimated to be representative of the interest factor. Giving effect to a portion of our proposed offering of $135 million of senior notes (the "offering") to repay outstanding indebtedness and to repurchase certain debt securities issued in connection with an acquisition in 1999 as if these transactions occurred on the first day of the period, our proforma ratio of earnings to fixed charges for the three months ended March 31, 2001 would have been 2.2.

    (6) Includes the current portion of long-term debt.

    (7) Adjusted to reflect the use of the proceeds of the offering to repurchase certain securities issued in connection with an acquisition in 1999 and to repay all of the outstanding indebtedness under our existing term and revolving credit facility.

                                 CAPITALIZATION

     The following table sets forth our historical capitalization as of March 31, 2001 and our capitalization on an as adjusted basis to reflect the sale of the notes in the offering and the application of the net proceeds from the notes to repay bank debt and repurchase certain outstanding securities.

     You should read the information in this table together with our unaudited consolidated condensed financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this filing.

                                                                    MARCH 31, 2001
                                                              --------------------------
                                                                                 AS
                                                                ACTUAL        ADJUSTED
                                                              -----------    -----------
                                                              (Unaudited, in thousands)
Cash and cash equivalents...................................   $   1,535      $  13,565
                                                               =========      =========
Accrued liabilities:
  Accrued interest..........................................   $   1,289      $      38
  Accrued preferred stock dividends.........................         800             --
                                                               ---------      ---------
         Total accrued interest and dividends...............   $   2,089      $      38
                                                               =========      =========
Long-term debt:
  Current portion of long-term debt.........................   $   7,630      $   1,641
  Long-term obligations, net of current portion:
    Long-term bank debt and capital lease obligations.......      64,705            175
    Senior notes due 2008...................................          --        135,000
                                                               ---------      ---------
         Total long-term debt...............................      72,335        136,816
                                                               ---------      ---------

Redeemable preferred stock, $.01 par value. Authorized
  50,000 shares:
  Series A convertible, redeemable; 10 shares outstanding,
    actual and no shares outstanding as adjusted............      10,000             --
  Series B redeemable; 35 shares outstanding actual and no
    shares outstanding, as adjusted.........................      31,555             --
                                                               ---------      ---------
         Total redeemable preferred stock...................      41,555             --
                                                               ---------      ---------
Common shareholders' equity:
  Common stock, $.01 par value. Authorized 25,000 shares:
    issued and outstanding 8,721 shares actual and as
    adjusted................................................          87             87
  Additional paid-in capital................................     288,034        284,589
  Accumulated deficit.......................................    (184,851)      (184,851)
  Accumulated other comprehensive loss......................        (774)          (774)
  Notes receivable and accrued interest from shareholder....      (3,535)        (3,535)
                                                               ---------      ---------
         Total common shareholders' equity..................      98,961         95,516
                                                               ---------      ---------
         Total capitalization...............................   $ 212,851      $ 232,332
                                                               =========      =========

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this filing.

     The selected consolidated financial data as of and for each of the years ended December 31, 1996, 1997, 1998, 1999 and 2000 set forth below have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the three months ended March 31, 2001 and 2000 and the twelve months ended March 31, 2001 set forth below have been derived from our unaudited consolidated condensed financial statements. In the opinion of management, the unaudited consolidated condensed financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                  THREE MONTHS        TWELVE
                                                                                                      ENDED           MONTHS
                                                       YEAR ENDED DECEMBER 31,                      MARCH 31,          ENDED
                                        -----------------------------------------------------   -----------------    MARCH 31,
                                          1996       1997       1998        1999       2000      2000      2001        2001
                                        --------   --------   ---------   --------   --------   -------   -------   -----------
                                            (In thousands, except for per share amounts)           (Unaudited)      (Unaudited)
STATEMENT OF OPERATIONS DATA:
Revenues..............................  $130,806   $144,533   $ 128,572   $231,739   $225,767   $53,746   $61,368    $233,389
Cost of revenues......................    55,911     57,610      51,278    118,305    116,179    27,911    33,450     121,718
Selling and administrative
  expenses(1).........................    66,775     65,020      60,613     73,653     68,468    15,898    17,836      70,406
Provision for doubtful accounts.......     7,591      6,599       6,342      7,193      7,043     1,667     1,778       7,154
Amortization of intangible accounts...    30,083     36,604      27,700      9,439      9,803     2,446     2,457       9,814
Restructuring charges(2)..............    22,525         --          --      4,241      1,599        --        --       1,599
Asset impairment charges(2)...........        --         --      82,885         --         --        --        --          --
                                        --------   --------   ---------   --------   --------   -------   -------    --------
  Operating earnings (loss) from
    continuing operations.............   (52,079)   (21,300)   (100,246)    18,908     22,675     5,824     5,847      22,698
Interest income.......................     1,177        794         475        474        444        91       102         455
Interest expense......................      (353)      (311)     (1,083)    (8,185)    (8,600)   (2,267)   (1,809)     (8,142)
Other income (expense), net...........       134        (85)        448     16,169      8,275     5,057      (759)      2,459
                                        --------   --------   ---------   --------   --------   -------   -------    --------
  Earnings (loss) from continuing
    operations before income taxes....   (51,121)   (20,902)   (100,406)    27,366     22,794     8,705     3,381      17,470
Income tax benefit (expense)..........        --         --          --      4,000     (9,100)   (3,379)   (1,350)     (7,071)
                                        --------   --------   ---------   --------   --------   -------   -------    --------
  Earnings (loss) from continuing
    operations........................   (51,121)   (20,902)   (100,406)    31,366     13,694     5,326     2,031      10,399
Earnings (loss) from discontinued
  operations, net of income taxes.....        --         --      (1,136)     2,640         --       430        --        (430)
                                        --------   --------   ---------   --------   --------   -------   -------    --------
        Net earnings (loss)...........   (51,121)   (20,902)   (101,542)    34,006     13,694     5,756     2,031       9,969
Redeemable preferred stock
  dividends...........................        --         --          --     (3,049)    (3,200)     (800)     (800)     (3,200)
Accretion of Series B redeemable
  preferred stock.....................        --         --          --       (420)      (441)     (109)     (109)       (441)
                                        --------   --------   ---------   --------   --------   -------   -------    --------
        Net earnings (loss) available
          to common shareholders......  $(51,121)  $(20,902)  $(101,542)  $ 30,537   $ 10,053   $ 4,847   $ 1,122    $  6,328
                                        ========   ========   =========   ========   ========   =======   =======    ========
Net earnings (loss) per common share
  Basic:
    Continuing operations.............  $  (6.33)  $  (2.29)  $  (10.98)  $   3.05   $   1.10   $  0.48   $  0.13    $   0.75
    Discontinued operations...........        --         --       (0.12)      0.29         --      0.05        --       (0.05)
                                        --------   --------   ---------   --------   --------   -------   -------    --------
                                        $  (6.33)  $  (2.29)  $  (11.10)  $   3.34   $   1.10   $  0.53   $  0.13    $   0.70
                                        ========   ========   =========   ========   ========   =======   =======    ========
  Diluted:
    Continuing operations.............  $  (6.33)  $  (2.29)  $  (10.98)  $   2.82   $   1.05   $  0.44   $  0.13    $   0.74
    Discontinued operations...........        --         --       (0.12)      0.26         --      0.04        --       (0.05)
                                        --------   --------   ---------   --------   --------   -------   -------    --------
                                        $  (6.33)  $  (2.29)  $  (11.10)  $   3.08   $   1.05   $  0.48   $  0.13    $   0.69
                                        ========   ========   =========   ========   ========   =======   =======    ========
Weighted average shares
  outstanding(3):
  Basic...............................     8,082      9,132       9,145      9,151      9,139     9,206     8,749       9,025
  Diluted.............................     8,082      9,132       9,145     10,036      9,946    10,250     8,811       9,169

                                                                                                  THREE MONTHS        TWELVE
                                                                                                      ENDED           MONTHS
                                                       YEAR ENDED DECEMBER 31,                      MARCH 31,          ENDED
                                        -----------------------------------------------------   -----------------    MARCH 31,
                                          1996       1997       1998        1999       2000      2000      2001        2001
                                        --------   --------   ---------   --------   --------   -------   -------   -----------
                                                  (In thousands, except for ratios)                (Unaudited)      (Unaudited)
OTHER OPERATING DATA:
EBITDA(4).............................  $  5,498   $ 20,612   $  15,692   $ 36,457   $ 39,486   $ 9,348   $ 9,502    $ 39,640
Capital expenditures from continuing
  operations..........................     3,868      2,529       3,941      5,128      7,395       810     1,981       8,566
Segment revenues:
  Women's Health......................   122,261    128,489     115,147    109,986    109,716    26,489    25,529     108,756
  Diabetes Supplies and Services......        --         --          39    110,529    114,694    27,008    35,364     123,050
  Other segments(5)...................     8,545     16,044      20,029     11,224      1,357       249       475       1,583
SELECTED RATIOS:
Ratio of earnings to fixed
  charges(6)..........................     (23.5)      (7.9)      (29.9)       3.6        3.1       4.1       2.5         2.7
Ratio of EBITDA to interest expense...      15.6       66.3        14.5        4.5        4.6       4.1       5.3         4.9
Ratio of total debt to EBITDA(7)......       0.9        0.1         1.2        2.8        2.2       2.4       1.9         1.8
Ratio of total debt to total
  capitalization(7)...................       2.8%       1.7%       27.7%      42.0%      38.8%     39.1%     34.0%       34.0%

                                                                      DECEMBER 31,                            MARCH 31,
                                                   ---------------------------------------------------   -------------------
                                                     1996       1997      1998       1999       2000       2000       2001
                                                   --------   --------   -------   --------   --------   --------   --------
                                                                     (In thousands)                          (Unaudited)
BALANCE SHEET DATA:
  Cash and cash equivalents......................  $  6,930   $  9,086   $ 9,109   $  9,548   $  3,915   $  5,302   $  1,535
  Working capital................................    22,025     41,152    36,341     58,404     51,603     44,835     40,157
  Total assets...................................   223,188    191,132    97,034    285,713    268,293    272,350    248,661
  Long-term debt (including current portion).....     5,020      2,596    19,103    101,452     88,811     89,610     72,335
  Shareholders' equity...........................   173,178    153,169    49,881     99,244     98,850     98,524     98,961

------------

(1) Includes $1,228,000 of executive severance expenses in 2000.

(2) See Notes to Consolidated Financial Statements included herein.

(3) Adjusted to reflect a four-for-one stock split, effective in December 2000, under which every four shares of our common stock were converted into one new share of common stock.

(4) EBITDA is defined as earnings (loss) from continuing operations before depreciation and amortization, net interest expense, and nonrecurring items (including restructuring charges, asset impairment charges, executive severance expenses, earnings (loss) from our divested infertility practice management services business ($789,000 in 1996, $(32,000) in 1997, $761,000 in 1998 and $(679,000) in 1999), and other income, net). EBITDA is commonly used as an analytical indicator within the healthcare industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(5) Other segments include respiratory disease management, clinical records software and services (business was exited in the second quarter of 2000) and infertility practice management services (portions of which were sold during the third and fourth quarters of 1999).

(6) The ratio of earnings to fixed charges was calculated by dividing (i) earnings (loss) from continuing operations before income taxes plus fixed charges by (ii) fixed charges, which consist of interest expense and the portion of rental expense under operating leases estimated to be representative of the interest factor. Giving effect to a portion of the offering to repay outstanding indebtedness and to repurchase certain debt securities issued in connection with an acquisition in 1999 as if these transactions occurred on the first day of the period, our proforma ratio of earnings to fixed charges for the three months ended March 31, 2001 would have been 2.2.

(7) Includes the current portion of long-term debt.

                            [MATRIA HEALTHCARE LOGO]

                       $135 million Senior Notes due 2008

Offering Summary

Issuer:                    Matria Healthcare, Inc.


Issue: $135 million Senior Notes to be placed pursuant to Rule 144A

Maturity:                  7 years

Ratings:                   [B2/B] expected

Optional Redemption:       Non-callable for 4 years

Equity Clawback:           Up to 35% of principal with proceeds of public equity
                           offering with specific exceptions to be discussed

Change of Control:         Investor put at 101% of principal plus accrued and
                           unpaid interest

Covenants:                 Standard high yield

Use of Proceeds:           Refinance existing debt and preferred stock and for
                           general corporate purposes


[MATRIA HEALTHCARE LOGO]                                                       1

Operating Strategy

Disease Management

         -        one-stop shop for health plans
         -        corporate Fortune 100 programs
         -        technology leadership
         -        select acquisitions of niche companies

Telemedicine

         -        capitalize on tenure and franchise with OB-GYN physicians
         -        develop and/or acquire new products and services

Fulfillment

         -        maintain broad revenue sources
         -        continue to expand technology base to improve productivity
         -        add respiratory and similar products


[MATRIA HEALTHCARE LOGO]                                                       2

Revenue and EBITDA Breakdown

FY 2000

                                   REVENUE                    EBITDA
                            --------------------        -------------------
                            US$MM        % TOTAL        US$MM       % TOTAL
                            ------       -------        -----       -------

Diabetes                     114.7          50.8        19.7          49.9

Women's Health               109.7          48.6        26.5          67.1

Other                          1.4           0.6        (1.2)         (3.0)

General Corporate               --            --        (5.5)        (14.0)
                            ------        ------        ----        ------
Total                        225.8         100.0        39.5         100.0
                            ------        ------        ----        ------


[MATRIA HEALTHCARE LOGO]                                                      10

Diversified Payor Mix

- Well-diversified payor mix with relatively limited government exposure compared to other healthcare companies

Employers                            4%
Foreign Healthcare Systems          11%
Domestic Government Payors          11%
OEMs                                25%
Private Third-Party Payors          49%

Source: Company Records


[MATRIA HEALTHCARE LOGO]                                                      11

EXPERIENCED MANAGEMENT TEAM

                                                                                                        INDUSTRY
NAME                      POSITION                                                         AGE         EXPERIENCE
----                      --------                                                         ---         ----------
Parker H. Petit           Chairman of the Board, President and Chief Executive Officer      61            31

Jeffrey D. Koepsell       Executive Vice President and Chief Operating Officer              54            29

Frank D. Powers           Executive Vice President and President of Population Health       52            20
                          Management

William C. Taylor         President, Facet Technologies                                     33            14

James P. Reichmann        President, Women's Health Division                                44            23

George W. Dunaway         Vice President, Finance and Chief Financial Officer               40             2

Roberta L. McCaw          Vice President, Legal, General Counsel and Secretary              46            11

Yvonne V. Scoggins        Vice President, Financial Planning and Analysis                   51            19
                                                                                                         ---
TOTAL                                                                                                    149
                                                                                                         ====


[MATRIA LOGO]

RISING COST OF HEALTH CARE

Health care is the largest single sector of the US economy, accounting for approximately 13% (US$1.3 trillion) of GDP. Overall spending in this sector is expected to rise to an estimated US$2.3 trillion by 2008, as a result of several contributing factors, including:


-        The increased incidence of disease in a rapidly aging population

- Rising costs of treatment fueled by increases in prescription drug costs, demand for sophisticated medical services, new technology and increases in hospital and physician fees

- Expensive data management needs (currently estimated at US$350 billion annually)

-        Unchecked consumer demand


PROJECTED HEALTH CARE COST INCREASES
(2000E-2005E)


[MATRIA LOGO]

THE DISEASE MANAGEMENT MARKET

- Disease management is the proactive management of care for individuals with high-cost chronic diseases and conditions

         --       emphasizes a multidisciplinary approach to care

         -- involves nurses, clinicians and physicians jointly overseeing the adherence to treatment plans

         -- stresses routine check-ups and patient self-management tools to manage care in a proactive manner

- Roughly $500 billion is spent annually in the United States on chronic diseases

-        On average, disease management programs save the customer 10%

         --       generally split 50/50 with the health plan or employer


[MATRIA LOGO]

- Approximately 20% of managed care memberships account for 90% of the total medical costs incurred by managed care

- By identifying those members with chronic and catastrophic diseases, disease management companies can:

         -- enroll these members in specialized programs involving patient education, lifestyle modification, including changes in diet, and intensive care management

         --       improve patient satisfaction

         --       manage medical costs

         --       improve medical outcomes

- Among the most costly disease states for employees and managed care companies are high-risk pregnancies, diabetes, respiratory, cardiology and cancer

Source: UBS Warburg research

[MATRIA LOGO]

THE COSTS OF CHRONIC CONDITIONS


Percentage of National Healthcare Expenditures(1)



Pregnancy                       13%

Respiratory Diseases             8%

Diabetes                        14%

Cardiovascular Disease          30%

Other                           35%

Note: (1) $1.3 trillion
Source: UBS Warburg research & U.S. Govt reports

[MATRIA LOGO]

PREGNANCY

-        Pregnancies account for 13% of national healthcare expenditures

- Of the approximately four million babies born in the U.S. annually, about 10% to 15% require neonatal treatment

- Demand for neonatal services is primarily due to premature births, and to infants having difficulty making the transition to extrauterine life

-        Preterm birth rate has risen to 11.6%

-        Overall rate of low birthweight has risen to 7.6%

- Most frequently reported medical risk factor is pregnancy-associated hypertension

         -        has risen to 37.6 per 1,000 and by a third during the 1990's

- A majority of newborns that require neonatal treatment are not identified until the time of delivery

         - heightens the need for continuous coverage by neonatologists, and therefore increases the cost of care


[MATRIA HEALTHCARE LOGO]                                                      10

RESPIRATORY DISEASES

-        Respiratory diseases account for 8% of national healthcare expenditures

- Approximately 16 million Americans, or 6% of the population, suffer from chronic obstructive pulmonary diseases (COPD), including chronic bronchitis and emphysema

         -        from 1982-1996 the number of Americans with COPD increased by
                  59%

         - total annual cost for COPD is approximately $26 billion, or about 5.2% of total healthcare expenditures

- Asthma is another chronic respiratory disease affecting more than 17 million Americans, or 6.4% of the population

         -        seventh ranking chronic condition

         -        prevalence increased 58% from 1982-1996

         - total annual costs for asthma is approximately $11.3 billion, or about 2.3% of total healthcare expenditures


[MATRIA HEALTHCARE LOGO]                                                      11

DIABETES

-        Diabetes accounts for 14% of national healthcare expenditures

-        16 million people in the United States have diabetes
         (6% of adults over 20 years of age)

-        5 million of these people are not aware that they have the disease

- Left untreated, diabetes leads to other costly medical complications such as blindness, kidney disease, nerve disease, and cardiac disease and stroke

-        Prevalence increases with age (18.4% of people over age 65)

- Individuals with diabetes are absent from work four times as often as people without the disease (88 million disability days per year)

-        Medicare has expanded coverage from Type 1 to Type 2 diabetes


[MATRIA HEALTHCARE LOGO]                                                      12

CARDIOVASCULAR DISEASE

- Cardiovascular disease accounts for 30% of national healthcare expenditures

- Approximately 60 million Americans, or 22% of the population, suffer from one or more forms of cardiovascular disease

- Heart disease claims about one million lives per year, or 41% of all deaths in the country

         - this is greater than the next three causes of deaths in aggregate: cancer, HIV and accident related deaths

- Coronary artery disease (CAD) is the single leading cause of death in America today

         - approximately 12.2 million people have had a history of heart attacks, angina pectoris, or both

- In 2001, it is estimated that 1.1 million Americans will experience a heart attack, and more than 40% of these people will die as a result


[MATRIA HEALTHCARE LOGO]                                                      13

HOW DOES DISEASE MANAGEMENT WORK?

-        Analyzes and categorizes the population with chronic diseases

-        Identifies participants

- Increases patient knowledge of their disease and improves self-care capability

- Improves communication and coordination of care with providers, health plan resources, and the patient

-        Provides case management

-        Provides quantifiable outcomes reporting


[MATRIA HEALTHCARE LOGO]                                                      14

WHY DOES DISEASE MANAGEMENT WORK?

-        Lowers the cost of care

-        Provides true medical management for chronic diseases

-        Engages physicians in a positive way

-        Answers the employers quality concerns

-        Improves quality of life for the patient


[MATRIA HEALTHCARE LOGO]                                                      15